Filed Pursuant To Rule 433

Registration No. 333-278880

October 7, 2025

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Another first-mover milestone for Grayscale Investments as we enable staking in $ETHE, $ETH Mini & $GSOL. Thanks to new regulatory guidance, investors can now benefit from the value accrual of staking. No action needed, no change to exposure. Read more: https://lnkd.in/ehaENNBh

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ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds. An investment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets.

ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ETHE, ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

GSOL is speculative and entails significant risk, including the risk that an investor could lose their entire investment. The Solana protocol was relatively recently conceived and it’s particular underlying technological mechanisms may not function as intended, which could have an adverse impact on the value of SOL, respectively, and an investment in GSOL.

Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of ETHE and ETH. Grayscale Securities, LLC is the distributor of GSOL.

Grayscale becomes first in the U.S. to Enable Staking in spot Crypto ETPs Grayscale

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.